Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and Release of Claims Agreement (this “Agreement”) is entered into by and among LifeStance Health Group, Inc. (“LifeStance”), LifeStance Health, Inc. (the “Company”, and collectively with LifeStance and its affiliates, the “Company Group”), Alert5 Consulting LLC (“Alert5”), a Washington limited liability company, and Michael K. Lester (“Employee”).

RECITALS

A.
Prior to September 7, 2022, Employee was employed by the Company Group;
B.
Employee and the Company Group have agreed to terminate Employee’s employment with the Company Group effective at the end of the business day on September 7, 2022;
C.
Employee, Alert5 and the Company Group desire to resolve all disputes that may exist among them, whether known or unknown, including, but not limited to, disputes relating to Employee’s employment relationship with the Company Group and the termination of that employment relationship. To that end, Employee, Alert5, LifeStance and the Company agree as set forth below.

AGREEMENT

1.
Termination Date and Final Compensation. Employee acknowledges that his employment with the Company Group will end effective at the end of the business day on September 7, 2022 (the “Termination Date”) and Employee and Alert5 acknowledge that, on the day immediately following the Termination Date, Alert5 shall enter into a consulting agreement with LifeStance in accordance with Section 2 below. From the date hereof through the Termination Date, Employee will continue to serve as President and Chief Executive Officer of LifeStance and the Company, Alert5 shall continue to serve as a consultant to the Company Group, and the terms of the Amended and Restated Employment Agreement between Employee and the Company, dated May 14, 2020, as amended on June 1, 2020 (the “Employment Agreement”), and the Independent Consulting Agreement among Employee, Alert5, and the Company, dated June 1, 2020 (the “Alert5 Agreement”), shall continue in effect, except as expressly modified by this Agreement. Regardless of whether Employee signs this Agreement, the Company Group will, in accordance with State law, pay Employee (i) Employee’s base salary for the final payroll period of his employment, through the Termination Date, (ii) any accrued and unused paid time-off and other compensation or benefits owed to Employee relating to his employment through the Termination Date, (iii) pay to Alert5 any Fee (as defined in the Alert5 Agreement) earned but not yet paid and any expenses properly incurred but not yet reimbursed, in each case, as of the Termination Date (the amounts in clauses (i), (ii) and (iii), collectively, the “Accrued Obligations”) and (iv) reimbursement for business expenses incurred by Employee but not yet paid to Employee as of the Termination Date, in accordance with the Company Group’s reimbursement procedures and practices in effect from time to time; provided, that Employee submits all expenses and supporting documentation required within sixty (60) days of the Termination Date. Employee acknowledges and agrees that nothing contained in this Agreement or the Separation Documents (as defined below) shall give rise to a claim for “Good Reason” (as defined in the Employment Agreement) or for a breach of the Alert5 Agreement, and that Employee’s termination of employment on the Termination Date shall not be treated as a termination of Employee’s employment without “Cause” (as defined in the Employment Agreement) or due to layoff for any purpose.
2.
Separation Consideration. In consideration of Employee and Alert5 (a) entering into this Agreement, (b) entering into an effective release of claims in substantially the form of the General Release in Section 5 below, if requested by LifeStance, on or promptly following the end of the term of the Consulting Agreement and (c) complying with their obligations under this Agreement and any other agreements with the Company Group, the Company Group agrees to, (i) enter into the Consulting Agreement with Employee and Alert5 set forth as Exhibit A hereto (the “Consulting Agreement”), (ii) amend the Restricted Stock Unit Award Agreement, dated June 9, 2021, as set forth on Exhibit B hereto (the “RSU Amendment”), (iii) amend the Stock Transfer Restriction Agreement, dated June 9, 2021, as set forth on Exhibit C hereto (the “Stock Transfer Amendment”), (iv) amend the Time and Performance-Based Restricted Stock Unit Award Agreement (Time-Based Award), dated April 25, 2022, as set forth on Exhibit D hereto (the “2022 RSU Amendment”), (v) amend the Time and Performance-Based Restricted Stock Unit Award Agreement (Performance-Based Award), dated April 25, 2022, as set forth on Exhibit E hereto (the “PSU Amendment”), and (vi) amend the Partnership Interest Award Agreement dated June 8, 2020, as amended by the Notice of Amended Award Terms, dated June 9, 2021 (the “RSA Agreement”), as set forth on Exhibit F hereto (the “RSA Amendment”) (the Consulting Agreement, the RSU Amendment, the Stock Transfer Amendment, the 2022 RSU Amendment, the PSU Amendment, and the RSA Amendment, together with this Agreement, are sometimes referred to collectively as the “Separation Documents”). Further, LifeStance agrees that, so long as Alert5 continues to provide consulting services pursuant to the Consulting Agreement, Employee shall continue to vest in Employee’s outstanding equity awards in accordance with their terms, treating such consulting services as “Employment” or “Service” (each as defined in the applicable award agreement), as applicable, thereunder. In addition, notwithstanding the requirement that Employee remains employed on the date that annual bonuses are paid to employees of the Company Group, Employee will be eligible to receive a pro rata annual bonus in respect of the Company Group’s 2022 fiscal year, based on achievement of the pre-established performance objectives and prorated to reflect the portion of the year during which Employee is employed through the Termination Date, payable at the same time and in the same manner as bonuses are paid to other executives of the Company Group, but in all events on or prior to March 15, 2023. The compensation and benefits provided under the Separation Documents (other than the Accrued Obligations) are collectively referred to herein as the “Separation Consideration.”
3.
Employee Benefits. Provided that Employee elects to continue participation in the Company Group’s health, dental and other insurance plans following the Termination Date, for the one (1)-year period following the Termination Date, the Company Group will pay to Employee an amount each month, as taxable compensation, equal to the full premium cost of Employee’s continued coverage under such plans (including coverage for Employee’s dependents). Thereafter, Employee may have the right to continue participation in the Company Group health, dental and other plans under applicable law, which will be communicated to Employee under separate cover, at Employee’s expense. Nothing in this Agreement will affect any vested rights Employee may have under the Company Group’s benefit plans and programs.
4.
No Further Compensation. The parties agree that the payment of the Accrued Obligations is in complete satisfaction of any and all compensation or benefits due to Employee and Alert 5 from the Company Group, whether for services provided or otherwise, through the

Termination Date, and that, except as expressly provided under the Separation Documents, no further compensation or benefits are owed or will be paid or provided to Employee. For the avoidance of doubt, from and after the Termination Date, other than as provided herein and in a Consulting Agreement between Employee, Alert5 Consulting LLC, and LifeStance, Employee will not be eligible to receive any severance payments and benefits under the LifeStance Severance and Change in Control Policy (the “Policy”) or any other severance plan or policy of the Company Group or under any employment or other agreement with any member of the Company Group, including the Employment Agreement, except that if a Change in Control (as defined in the Policy) is consummated within six (6) months following the Termination Date, and provided that Employee does not breach any Restrictive Covenant (as hereinafter defined) and the Consulting Agreement has not been terminated for Cause (as defined therein), Employee shall be entitled to receive the payments and benefits payable upon a Qualifying Termination within the Change in Control Period (as such terms are defined in the Policy), provided that such payments and benefits shall be reduced by any amounts paid or payable under the Separation Documents.
5.
General Release by Employee. In consideration of LifeStance and the Company entering into the Separation Documents and providing the Separation Consideration, Employee and Alert5 each agree as follows:
a.
Employee and Alert5 each acknowledge that the terms of this Agreement and the Separation Documents provide Employee and Alert5 rights that are greater than those that might be available under any other agreements with the Company Group or under any severance or separation pay plans and programs of the Company Group for which they are eligible (collectively the “Other Agreements and Programs”). Employee and Alert5 each acknowledge that they will not be entitled to, and do hereby waive, any rights under the Other Agreements and Programs, including, but not limited to any severance payments under the Employment Agreement or the Policy, except as expressly provided herein. Employee and Alert5 each also acknowledge that this Agreement is intended to, and shall, supersede and replace any other compensation due to Employee or Alert5 now or in the future under the Other Agreements and Programs. Further, Employee and Alert5 each acknowledge and agree that the restrictive covenants set forth in Sections 7, 8, and 9 of the Employment Agreement, in Sections 5, 6, 7, 8, 9, and 10 of the Alert5 Agreement, in the Restrictive Covenant Agreement between Employee and Lynnwood Intermediate Holdings, Inc., dated as of April 14, 2020 (the “Restrictive Covenant Agreement”), and in Section 6 of the RSA Agreement, together with any other confidentiality, non-competition, non-solicitation, non-disparagement, invention assignment or other restrictive covenants in favor of the Company Group to which Employee or Alert5 is bound (together, the “Restrictive Covenants”), shall continue to apply in accordance with their terms and are hereby incorporated by reference into this Agreement and form a part hereof, provided, that for purposes of determining the applicable post-termination of employment or service time periods under such Restrictive Covenants, the applicable post-termination of employment or service time periods under the Restrictive Covenants shall not begin until the termination of the Consulting Agreement (i.e., Employee shall not be considered to have terminated employment or service, as applicable, and the post-termination period of restriction shall not commence, until such time as Alert5 ceases to provide consulting services under the Consulting Agreement). Employee acknowledges and agrees that by virtue of being the sole member of Alert5, (i) Employee will receive compensation during the term of the Consulting Agreement in excess of the threshold required under the law of the State of Washington, RCW 49.62.030, to the extent applicable, and (ii) Alert5’s services to the Company Group during the term of the Consulting Agreement shall be deemed to constitute “employment” by Employee for purposes of the Restrictive Covenants.
b.
In exchange for the Separation Consideration, Employee and Alert5, on behalf of themselves and their affiliates, predecessors, successors, heirs, agents and assigns, each hereby irrevocably and unconditionally release, waive and forever discharge each member of the Company Group and their current or former affiliates, shareholders, predecessors, successors, assigns, representatives, officers, directors, agents, employees, and any other person or entity affiliated, connected or associated with or in any way related to any member of the Company Group (collectively, “Releasees”) from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, known or unknown, suspected or not, which Employee or Alert5 may have or claim to have (regardless of whether Employee or Alert5 has asserted or is aware of the claim) through, or based on any set of facts in existence on, the date that Employee and Alert5 sign this Agreement, including those relating in any way to either Employee’s or Alert5’s employment or service relationship with the Company Group or termination of thereof or any other matter. The parties intend that this release shall be broadly construed in favor of the Company Group and the Releasees.
c.
This release includes all claims arising under any federal, state, county or local law prohibiting employment relationship discrimination on the basis of age, color, disability, ethnic or national origin, marital status, military status, race, religion, sex, sexual orientation, or other factor. The release specifically includes all claims under the federal Age Discrimination in Employment Act, as well as under the federal Family and Medical Leave Act, any applicable state law against discrimination, and the Washington Equal Pay and Opportunities Act and any other similar state law, that arose or accrued before Employee signed this Agreement. The release also includes all claims arising under any other statute, tort, contract, promise, or representation, written or oral, including claims for wrongful or retaliatory termination, actual or punitive damages, compensation, commissions, bonuses, severance, vacation pay or other paid leave or time off, payments or other benefits under employee pension and welfare benefit plans, and attorneys’ fees and costs. The foregoing release does not apply to any claims arising under the Separation Documents.
d.
The release does not waive any rights provided by the Separation Documents and to benefits that are fully accrued and vested. It also does not waive claims or rights that as a matter of law cannot be waived by this Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on Employee’s or Alert5’s behalf. Employee acknowledges and agrees that he has disclosed any potential non-compliance with laws or regulations that he is aware of as of the date hereof to LifeStance’s Chief Compliance Officer.
e.
Notwithstanding the foregoing, Employee does not waive rights, if any, he may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this paragraph prohibits Employee from paying COBRA premiums to maintain his participation, if any, in LifeStance’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.
f.
For the purpose of implementing a full and complete release and discharge of the Releasees, Employee and Alert5 each expressly acknowledge that, except as provided herein, this Agreement is intended to include in its effect, without limitation, all claims that Employee and Alert5 did not know of or suspect to exist in his or its favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received hereunder was also for the release of those claims and contemplates the extinguishment of any such claims.

6.
General Release by Company. In consideration of Employee and Alert5 entering into the Separation Documents and providing the promises therein, LifeStance and the Company Group each agree as follows:
a.
LifeStance and the Company Group, on behalf of themselves and their affiliates, predecessors, successors, and assigns, hereby irrevocably and unconditionally release, waive and forever discharge Employee and Alert5 from all statutory and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, relating in any way to either Employee’s or Alert5’s employment or service relationship with LifeStance or the Company Group or the termination thereof, in each case, as to which the Board of Directors of LifeStance has actual knowledge as of the Termination Date. This release includes, but is not limited to, all claims arising under any federal, state, county or local law and all claims arising under any statute, tort, contract, promise, or written or oral representation. The foregoing release does not apply to any claims arising (i) under the Separation Documents, (ii) in connection with Employee’s breach of any fiduciary duty owed to LifeStance, the Company Group, or any of their respective shareholders under applicable law, or (iii) in connection with any fraud or willful misconduct by Employee or Alert5.

7.
Continued Protection of Confidential Information. Employee and Alert5 each agree that they will not at any time, directly or indirectly, without written authorization from LifeStance, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data related to the business, products, services, practices, or patients or customers of the Company Group coming within their possession during their employment or service relationship with the Company Group. Such information includes, but is not limited to, trade secrets, salaries, financial information, patient information, marketing information, pricing, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. As used herein, “Person” means an individual, corporation, partnership, limited liability company, or other form of business entity.
8.
No Pending Proceeding. Employee and Alert5 each represent and warrant that they have not filed any complaints, charges, or claims for relief against any member of the Company Group or any other Releasee with any local, state or federal court or administrative agency which currently are outstanding. Employee and Alert5 each agree that if he or it has done so, he or it will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice. Employee and Alert5 each further agree and covenant not to bring any complaints, charges or claims against any member of the Company Group or any other Releasee with respect to any matters arising out of their respective employment or service relationship with the Company Group or the termination of that relationship by the Company Group. Employee and Alert5 each further represent that they are not aware of any injury or disease that may have arisen out of their employment or service relationship with the Company Group for which a workers’ compensation claim or proceeding may be filed by or for him after signing this Agreement.
9.
Return of Property. Employee and Alert5 each represent and warrant that they have returned to the Company Group all documents, property and records owned by, belonging to or created by the Company Group, or any other Releasee, and all copies thereof (the “LifeStance Property”). Employee and Alert5 also represent and warrant that they have not retained any copies of any LifeStance Property and that they have no LifeStance Property in their possession, custody or control. The LifeStance Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, computer disks, manuals, computerized information and reports. Notwithstanding any of the above, Employee shall retain the use of his Company Group laptop and email through the duration of the consulting period, in all cases subject to the discretion of the Company Group.

10.
Non-Disparagement. Employee agrees that he will not directly or indirectly disparage the Company Group or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity. LifeStance and the Company each agree that they will instruct their respective division presidents, executive officers and directors to not directly or indirectly disparage Employee to any third person or entity.
11.
Return of Separation Consideration. Employee and Alert5 agree that if either of them breaches any provision of this Agreement or any other obligations to any member of the Company Group, they will not be entitled to, and therefore will not receive (and will be obligated to return, to the extent already received, upon request by LifeStance), any of the Separation Consideration and they will forfeit any entitlement to the Separation Consideration.
12.
No Admission. Employee, Alert5, LifeStance and the Company acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by LifeStance, the Company or any other Releasee, nor an admission that Employee or Alert5 has any claim whatsoever against any member of the Company Group or any other Releasee. The Company Group and all other Releasees specifically deny any liability to, or wrongful acts against, Employee or Alert5.
13.
Authority. Employee, Alert5, LifeStance and the Company represent and warrant that they have not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that they have full right and authorization to waive, relinquish and compromise those claims as set forth above.
14.
Waiver. No waiver, express or implied, by either party of any breach of this Agreement shall be considered a waiver of any other breach.
15.
Section 409A.

a.
This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
b.
Any reimbursement for expenses payable to Employee or Alert5 hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Employee’s or Alert5’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
c.
If Employee is a “specified employee” (as defined below) at the time of Employee’s “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of Employee’s separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Employee’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company Group in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.
d.
For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company Group to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.
16.
Section 280G. In the event that it is determined that any payment or benefit of any type to or for Employee’s benefit, directly or indirectly (including to Alert5), made by the Company Group, by any Person who acquires ownership or effective control or ownership of a substantial portion of LifeStance’s assets (within the meaning of Section 280G of the Code and the regulations thereunder (collectively, “Section 280G”) or by any affiliate of such person, whether pursuant to the terms of this Agreement or otherwise (any such payments or benefits, collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive (a) such lesser amount as would result in no portion of such payments or benefits being subject to the Excise Tax or (b) if the Total Payments (without regard to clause (a)), reduced by all applicable taxes (including, for the avoidance of doubt, the Excise Tax), would be greater than the lesser amount described in clause (a) reduced by all taxes applicable thereto, the Total Payments. If the Total Payments must be reduced as provided in clause (a) of the previous sentence, the reduction shall occur in the following order (on a pro rata basis among payments or benefits within each category, except as provided below): (i) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G); (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash payments for which the full amount in not treated as a parachute payment; (iii) reduction of any continued employee benefits; and (iv) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (iv) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Employee, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Employee and the Company Group shall furnish such documentation and documents as may be necessary for LifeStance’s independent external accountants or other advisors to perform the requisite Code Section 280G computations and analysis. LifeStance shall bear the costs of performing any calculations contemplated by this Section 16.
17.
Complete Agreement. All of Employee, Alert5, LifeStance and the Company agree that the Separation Documents contain the entire agreement and understanding among them concerning the subject matter hereof, and that the Separation Documents supersede and replace all prior negotiations, proposed agreements, agreements or representations (other than, for the avoidance of doubt, the Restrictive Covenants, which shall continue in effect in accordance with their terms, as such terms are modified by the Separation Documents). Except as set forth in the proceeding sentence, LifeStance, the Company, Alert5 and Employee agree and acknowledge that none of LifeStance, the Company, Alert5, Employee, nor any agent or attorney of any of them, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.
18.
Attorneys’ Fees. Employee, Alert5, the Company and LifeStance agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit. Within sixty (60) days of the Termination Date, the Company Group shall reimburse Employee for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of the Separation Documents, up to a maximum amount of $10,000; provided, that Employee submits all supporting documentation required under the Company Group’s reimbursement procedures and practices.
19.
Choice of Law. Employee, Alert5, the Company and LifeStance agree that this Agreement, and any claims related to this Agreement, and/or Employee’s employment relationship with LifeStance, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Arizona.
20.
Venue. Employee, Alert5, the Company and LifeStance consent and submit to the jurisdiction of any state or federal court of the State of Arizona in any action or proceeding arising out of, or related in any way to, this Agreement. The parties hereto waive any right they may have to contest the personal jurisdiction of the courts of the State of Arizona. The parties hereto agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Employee and LifeStance, or the termination of that relationship by LifeStance shall be brought exclusively in a state or federal court in Maricopa County, Arizona. The parties hereto waive any defense of inconvenient forum to the maintenance of any action or proceedings so brought, and waive any bond, surety, or other security that might be required of any party. The parties hereto each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in Maricopa County, Arizona, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.
21.
Acknowledgment. Employee and Alert 5 each acknowledge that he or it has read this Agreement carefully and that he or it fully understands this Agreement. Employee and Alert 5 each acknowledge that he or it has executed this Agreement voluntarily and of his or its own free will, and that he or it is knowingly and voluntarily releasing and waiving all claims he or it may have against LifeStance and any other Releasee.
22.
Headings. The headings appearing in this Agreement are solely for the convenience of the reader and shall not affect the interpretation or meanings of the provisions set forth.
23.
Counterpart Originals. This Agreement may be executed in counterparts, which together will be considered one document. A facsimile or electronic signature shall be deemed an original signature.
24.
Waiver and Revocation. Employee is advised that this Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626(f)(1)(F)(i), Employee has twenty-one (21) days in which to consider the terms of this Agreement and to consult with Employee’s attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), Employee may knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i) if Employee chooses to execute this Agreement before the expiration of such period. Pursuant to 29 U.S.C. § 626(f)(1)(G), Employee will have seven (7) days after Employee’s execution of this Agreement to revoke the ADEA portion of this Agreement. If Employee elects to so revoke the ADEA portion of this Agreement, Employee shall contact LifeStance immediately. In the event Employee revokes his Agreement, Employee and Alert5 will not receive the Separation Consideration.
25.
Effective Date. This Agreement shall become effective as of the date Employee executes it or, with respect to the ADEA portion of this Agreement, the date that is seven (7) days after Employee’s execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Separation and Release of Claims Agreement.

LifeStance Health Group, Inc.
LifeStance Health, Inc.

By:	/s/ Ryan Pardo
Ryan Pardo
Chief Legal Officer, Vice President and Secretary

ALERT5 CONSULTING LLC

By:	/s/ Michael K. Lester
Michael K. Lester
Manager

MICHAEL K. LESTER

By:	/s/ Michael K. Lester
Michael K. Lester

Date:	September 7, 2022

Exhibit A

Consulting Agreement

Exhibit B

RSU Amendment

Exhibit C

Stock Transfer Amendment

Exhibit D

2022 RSU Amendment

Exhibit E

PSU Amendment

Exhibit F

RSA Amendment